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                                                                  Exhibit (e)(2)


                    KRUPP INSURED PLUS-II LIMITED PARTNERSHIP


              SECOND AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP


       SECOND AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP dated as of June 17, 1987 to amend agreement of limited partnership dated as of April 27, 1987 as previously amended by the Amended and Restated Agreement of Limited Partnership dated as of May 29, 1987 (the "Agreement").

       1. Section 6.1(d) of the Agreement is hereby amended to read as follows:

       (d) ACCEPTANCE OF UNITHOLDERS. The General Partners' right to accept as Unitholders prospective transferees of Depositary Receipts is more fully set forth in Section 7.2 hereof. The General Partners shall have the right to accept as initial Unitholders such Persons (including the General Partners and their Affiliates) as may acquire at least 250 Units or, in the case of IRAs and Keogh Plans, 100 Units, up to an aggregate of not fewer than 250,000 Units (not including Units purchased by the General Partners and their Affiliates) and not more than 15,000,000 Units. Persons desiring to become initial Unitholders shall comply with the subscription procedures established by the General Partners. Every subscription shall be subject to acceptance by the General Partners. If subscriptions are not received and accepted respecting not fewer than 250,000 Units (excluding Units subscribed for by the General Partners and their Affiliates), the initial closing of the sale of Units shall occur. The General Partners will accept or reject each subscription for Units within 30 days after they receive it; if rejected, all subscription payments which accompanied such rejected subscription shall be returned forthwith to the subscriber. If the Subscriber Signature Page submitted by or on behalf of a prospective investor is incomplete or otherwise defective, and the deficiency is not corrected, the General Partners will reject the subscription approximately 15 days after it was received by the Partnership. If a subscription is rejected by the General Partners due to such a deficiency or for any other reason, the subscription payment (or appropriate portion thereof in the case of a partial acceptance) will be promptly returned to the prospective investor without interest or deduction. No General Partner or Affiliate of a General Partner or any underwriter, dealer or salesman of Units shall directly or indirectly pay or award any finder's fee, commission or other compensation to any Person engaged by a potential Unitholder for investment advice as an inducement to such advisor to advise the purchase of Units; provided, however, that this provision shall not prohibit the normal sales commission and sales incentive payable to a registered broker-dealer or other properly licensed Person for selling Units. Within 15 days after a successful completion of the minimum offering, the

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            Subscription Prices for such Units shall be contributed in cash to the Partnership, the Corporate Limited Partner shall receive the Limited Partner Interests corresponding to such Units, the assignment to the Unitholders and their contractual rights under
            Section 7.6 (b) hereof with respect to such Units shall commence and the General Partners shall prepare and file an amendment to the Certificate of Limited Partnership which shall reflect the contribution to the Partnership of the Subscription Price of such Units. Thereafter, Subscription Prices will be contributed to the Partnership as described above until the termination of the offering of the Units. The General Partners shall prepare and file from time to time during the offering of Units, and at least once every 30 days, further amendments to the Certificate of Limited Partnership to reflect the increase of the Capital Contribution of the Corporate Limited Partner on behalf of the Unitholders. Depositary Receipts with respect to the Units sold shall be delivered to the Unitholders within 45 days after the termination of the offering. Until acceptance of their subscriptions by the General Partners, subscribers will not be Unitholders, but their subscription payments will be held in trust on their behalf and will be returned to the subscribers in the event they are not accepted as Unitholders.

       2. Section 7.6 (a) of the Agreement is hereby amended to read as follows:

       7.6 RELATIONSHIP BETWEEN CORPORATE LIMITED PARTNER AND UNITHOLDERS; DEPOSITARY RECEIPTS.

       (a) ISSUANCE OF DEPOSITARY RECEIPTS. Upon the contribution of the Subscription Price for a Unit to the capital of the Partnership under Sections 5.2 and 6.1(d) hereof, the Corporate Limited Partner shall receive the Limited Partner Interest corresponding to such Unit, the assignment to the Unitholder and his contractual rights under Section 7.6 (b) hereof shall commence and the Units will be deemed deposited by the Unitholders with the Depositary. The Depositary Receipts will be issued by the Depositary and a Depositary Receipt registered in the name of the Unitholder shall be delivered to the Unitholder within 45 days after the termination of the offering. Receipts will be issued in registered form only, except in the case of the Reinvestment Agent and except as may otherwise be permitted by the General Partners in their sole discretion. The Corporate Limited Partner shall act as Depositary with respect to all Units. By subscribing for a Unit and by the General Partners' acceptance of such subscription, a Unitholder shall be deemed to have assented to all the terms and conditions of this Agreement.

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       3.   Except as specifically set forth above, the Agreement shall remain in full force and effect unless and until it shall be further amended in accordance with the provisions thereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Agreement of Limited Partnership on the first date specified above.


GENERAL PARTNERS                         CORPORATION LIMITED PARTNER

KRUPP INSURED PLUS CORP.                 KRUPP DEPOSITARY CORPORATION

By: /s/ DOUGLAS KRUPP                    By: /s/ DOUGLAS KRUPP
   ---------------------------              ---------------------------
   Douglas Krupp,                           Douglas Krupp, President
   Co-Chairman of the
   Board of Directors

MORTGAGE SERVICES PARTNERS
LIMITED PARTNERSHIP


By: Krupp Insured Plus Corp.
    its general partner


By: /s/ DOUGLAS KRUPP
   ---------------------------
   Douglas Krupp,
   Co-Chairman of the
   Board of Directors



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